Exhibit 21

List of Registrant’s Active Subsidiaries

Name	State of Incorporation	Ownership
Innovative Drug Delivery Systems, Inc.	Delaware	100%
Innovative Drug Delivery Systems (UK) Limited*	United Kingdom	100%
* owned by Innovative Drug Delivery Systems, Inc.